EXHIBIT 10.1

Separation, Advisory, AND NONCOMPETition Agreement

THIS SEPARATION, ADVISORY, AND NONCOMPETITION AGREEMENT (this “Agreement”), dated as of November 2, 2016, is entered into by and between Whole Foods Market, Inc., a Texas corporation (the “Company”), and Walter E. Robb, IV (“Robb”).

WHEREAS, Robb currently serves as (a) Co-Chief Executive Officer of the Company and will continue to do so through December 31, 2016 (the “Resignation Date”), and (b) a member of the Board of Directors of the Company (the “Board”);

WHEREAS, Robb has invaluable knowledge and expertise regarding the business of the Company;

WHEREAS, due to Robb’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, Robb following the Resignation Date;

WHEREAS, the Company and Robb now desire to enter into a mutually satisfactory arrangement concerning, among other things, Robb’s separation from service with the Company on the Resignation Date, and service to the Company as an independent contractor advisor following the Resignation Date, and other matters related thereto; and

WHEREAS, simultaneously herewith, the Company and Robb are entering into an amendment to the Whole Foods Executive Retention Plan and Non-Compete Arrangement Agreement, dated as of May 16, 2012 (as amended, the “Plan Agreement”), by and between Whole Foods Market Services, Inc., a Delaware corporation (“WFM Services”), and Robb.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Robb hereby agree as follows:

1.                  Separation from Service.

(a)                Resignation. The Company and Robb hereby agree that Robb’s employment with the Company shall terminate as a result of Robb’s resignation on the Resignation Date (the “Resignation”). The Resignation Date shall be deemed to be the date of Robb’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date that Robb’s employment ends for purposes of the Plan Agreement and any applicable plans or programs of the Company and its affiliates. Robb further acknowledges that, effective on the Resignation Date and by virtue of executing this Agreement, and without any further action by Robb, Robb hereby resigns Robb’s position as Co-Chief Executive Officer of the Company and as an employee, director, manager, or officer of, or any other position with, the Company or any of its affiliates; provided, however, that Robb is not resigning, and shall not be deemed to have resigned, from the Company’s Board or any charitable foundations supported by the Company under this Section 1(a).

(b)               Acknowledgments. The Company and Robb acknowledge and agree that for purposes of all employee benefit plans, agreements, policies, and arrangements of the Company and its affiliates in which Robb participated or to which Robb was a party (including, without limitation, the Plan Agreement), the Resignation shall be treated as a termination of employment by Robb with Good Reason (as that term is defined in the Whole Foods Executive Retention Plan and Non-Compete Arrangement), and that the conditions to receipt of the benefits under the foregoing have been met. Accordingly, the Company and Robb acknowledge and agree that, upon Robb’s resignation as of the Resignation Date and subject to compliance with the terms of the Plan Agreement, Robb will receive the Non-Compete Payments (as defined in the Plan Agreement) contemplated in the Plan Agreement and his stock options (other than options granted in 2016, which shall be subject to the terms of the applicable award agreement), restricted stock, and similar awards will become vested and, if applicable, immediately exercisable, in each case, on the terms and subject to the conditions set forth in the Plan Agreement. Further, from and after the date hereof, Robb waives any right to resign from the Company and its affiliates for “good reason” or a similar term of like meaning for purposes of any employee benefit plan, agreement, policy, or arrangement of the Company and its affiliates (including, without limitation, the Plan Agreement) prior to the Resignation Date.

(c)                Indemnification; Release. The Company and Robb acknowledge and agree that the Indemnification and Hold Harmless Agreement, dated as of April 13, 2009, by and among the Company, WFM Services, Whole Foods Market Group, Inc., a Delaware corporation, Mrs. Gooch’s Natural Food Markets, Inc., a California corporation, and Robb shall remain in full force and effect following the Resignation Date in accordance with its terms. The Company and Robb further agree that Robb shall sign the Waiver and Release contemplated by the Plan Agreement within the time period set forth therein, but that nothing contained therein shall be construed to reduce or diminish Robb’s rights and benefits contemplated in this Agreement.

2.                  Separation Payments and Benefits.

(a)                Accrued Obligations. Within the 30-day period following the Resignation Date, Robb shall receive a payment equal to Robb’s accrued but unpaid salary and accrued but unused paid time off through the Resignation Date. Following the Resignation Date, Robb shall also be entitled to any vested amount arising from Robb’s participation in, or benefits under, any employee benefit plans, programs, policies, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, policies, or arrangements and applicable law.

(b)               Payment in Respect of Health Insurance Premiums. The Company shall pay to Robb an amount in cash equal to the product of (i) 1.3 multiplied by (ii) the monthly COBRA premium in effect as of the Resignation Date for the health insurance plan in which Robb participates as of the Resignation Date multiplied by (iii) the number of months elapsed between July 2018 and the month in which Robb attains age 65 within 30 days following the Resignation Date.

(c)                Lifetime Discount. On the Resignation Date, the Company shall provide Robb a lifetime discount card providing for a 30% discount on purchases made at Company stores.

(d)               Relocation. The Company shall reimburse Robb for reasonable expenses related to the relocation of Robb’s personal possessions currently in his Company office in Austin, Texas, to a location to be designated by him in California, subject to Robb submitting claims for such reimbursement (accompanied by supporting documentation) by March 15, 2017.

(e)                Certain Electronic Devices. Robb shall be permitted to retain his Company-issued laptop, iPad, and cell phone; provided that the Company shall be permitted to take such actions as are necessary to ensure the return or deletion of any Confidential Information (as defined below) residing on such devices.

3.                  Advisory Period. Robb shall render the Services (as defined below) for the period beginning on January 1, 2017 and ending on September 24, 2017 (the “Advisory Period”).

4.                  Services. During the Advisory Period, Robb shall provide general advisory and transition support services as reasonably requested by the Chief Executive Officer of the Company in connection with specific projects in respect of which Robb has particular expertise based on his employment with the Company (the “Services”). The Company and Robb shall use their commercially reasonable efforts to ensure that the level of Robb’s services under this Agreement is consistent with the parties’ intent (which is hereby acknowledged by the Company and Robb) that Robb’s termination of employment with the Company constitutes a “separation from service” within the safe harbor for that term under Section 409A of the Code. The parties agree that Robb shall be permitted to provide the Services remotely, except as may otherwise be determined by the parties from time to time. The Company shall make available Robb’s current executive assistant who is located in California to serve as Robb’s executive assistant during the Advisory Period (so long as such assistant has not died, become disabled, or resigned from employment with the Company).

5.                  Remuneration.

(a)                Advisory Fee. In consideration for agreeing to provide the Services during the Advisory Period, Robb shall be paid an aggregate fee equal to the cap for E-team salaries and bonuses in the 2017 fiscal year (the “Advisory Fee”), with $750,000 of such amount payable in equal biweekly installments in arrears and the excess, if any, of the Advisory Fee over $750,000 payable in cash in a lump sum within five business days following determination of such cap (and, in any event, no later than March 15, 2018).

(b)               Noncompetition Covenant Fee. In consideration for agreeing to the noncompetition covenant set forth in Section 9(b), Robb shall be paid an aggregate fee of $10 million, payable in cash in a lump sum within 30 days following the Resignation Date.

(c)                Board Compensation. While Robb is serving on the Board following the Resignation Date, Robb shall be entitled to receive compensation as provided generally to non-employee members of the Board from time to time.

(d)               Expenses. The Company shall reimburse Robb pursuant to the Company’s reimbursement policies as in effect from time to time for senior executives for reasonable business expenses incurred by Robb in connection with the performance of the Services.

(e)                Benefits. Robb acknowledges and agrees that he shall not be entitled to participate in any employee benefit plans of the Company or its affiliates, other than pursuant to his rights to COBRA continuation coverage and any such plans that are available to non-employee members of the Board from time to time.

6.                  Sole Consideration. Except as specifically contemplated in this Agreement, Robb shall be entitled to no compensation or benefits from the Company or its affiliates with respect to the Services, including without limitation, any bonus or equity awards or other long-term incentive awards, and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company or its affiliates.

7.                  Status as a Non-Employee. The Company and Robb acknowledge and agree that, in performing the Services pursuant to this Agreement, Robb shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company or its affiliates. Robb acknowledges that Robb is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder and shall not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company or its affiliates. The Company acknowledges that Robb is not prohibited by this Agreement from obtaining employment with or otherwise providing services to another entity during the Advisory Period, subject to Robb’s compliance with Section 9.

8.                  No Termination of Advisory Period. Neither the Company nor Robb may terminate the Advisory Period prior to September 24, 2017 without the written consent of the other party.

9.                  Confidentiality; Noncompetition.

(a)                Confidentiality.

(i)                 Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any information or material (A) generated or collected by, or utilized in the operations of, the Company that relates to the actual or anticipated business or research and development conducted by or on behalf of the Company, or (B) suggested by or resulting from any task assigned to Robb or work performed by Robb for or on behalf of the Company, including, for example and without limitation, information and materials relating or pertaining to the Company’s financial performance, financial statements and reports, financial projections, accounting methods and information, business plans, strategic plans, plans regarding the Company’s future growth, development and projects, marketing plans and strategies, sales methods and strategies, products, pricing strategies, price lists, vendor lists, vendor information (including, without limitation, their history of dealings with the Company), employee files, employee compensation, skills, performance and qualifications of the Company’s personnel, trade secrets, inventions (whether patented or unpatented), copyrights, service marks, know-how, computer programs, computer code and related documentation, processes, methods, formulas, research, development, licenses, permits, board and management deliberations and strategies, and compilations of any of the foregoing information relating to the actual or anticipated business of the Company. “Confidential Information” does not include information that properly and lawfully has become generally known to the public or the Company’s competitors other than as a result of any act or omission by Robb. “Confidential Information” also includes information that belongs to the Company’s vendors and customers and is not generally known to the public. This includes information that could be used by the Company’s competitors to gain an advantage in the market, the Company’s marketing plans, business plans, customer lists/data, organizational structure, pricing, financial data, budgeting, and reporting.

(ii)               Acknowledgment of Receipt of Confidential Information. Robb acknowledges that Robb has previously been provided with, and may, throughout the course of the Advisory Period, be provided with Confidential Information by the Company. Robb acknowledges that the Company has invested substantial time, money, and effort in developing its Confidential Information, that this Confidential Information is a valuable, special, and unique asset of the Company, that the Company would sustain great loss if such information were improperly used or disclosed, and that the protection and maintenance of the Company’s Confidential Information constitute legitimate interests to be protected by the Company by the covenants set forth in this Section 9.

(iii)             Nondisclosure of Confidential Information. Commencing on the date hereof and at any time thereafter, Robb will preserve in strictest confidence, and will not disclose, copy, or take away, either directly or indirectly, or use for Robb’s own benefit or the benefit of any third party, any Confidential Information of the Company or any confidential or proprietary information or material received by the Company from third parties, whether received by Robb before, on, or after the Resignation Date, except as required in the ordinary course of Robb’s services for the benefit of the Company. Nothing contained in this Section 9(a)(iii) shall prohibit protected conduct permitted under Section 9(g).

(iv)             Return of Confidential Information. Subject to Sections 2(e) and 9(g), at the end of the Advisory Period, Robb agrees to search for and return to the Company all property belonging to the Company, including any documents, records, electronic data, and tangible items and materials containing or embodying any Company information or Confidential Information, whether such information was prepared by Robb or by others, and whether such information exists as hard copy or in electronic form on a Company-issued computer device, a personal computer device, or any other electronic device. All documents, records, computer programs, electronic data, and tangible items and materials containing or embodying any Confidential Information, including all copies thereof, whether prepared by Robb or by others, will immediately be returned to the Company upon termination of the Advisory Period for any reason, or at any time upon the Company’s request. Robb understands and agrees that Robb’s obligation to maintain the confidentiality of Confidential Information remains even after the Advisory Period ends and continues for so long as such Confidential Information remains not generally known to the public through no fault or breach of this Agreement by Robb.

(b)               Noncompetition. During the period commencing on January 1, 2017 and ending on June 30, 2019 (the “Restricted Period”), Robb shall not, in any geographic region in which any of the Company or its affiliates, including all parent companies and all wholly or partially owned subsidiaries (collectively, the “Company Group”), does business, directly or indirectly, (i) perform management level services for, consult with, or sit on the board of directors (or similar body) of any person or entity engaged in the online food delivery, online grocery, or online prepared meals business that receives over 50% of its revenue from business in said channels, or (ii) be employed by, consult with, otherwise provide services to, or sit on the board of directors (or similar body) of any of the entities set forth in the list provided to Robb simultaneously with the execution of this Agreement.

(c)                Nondisparagement. Robb agrees not to disparage any member of the Company Group, the Board, the Company’s executives, the Company’s employees, or the Company’s products or services during the Advisory Period and thereafter. In addition, the Company’s directors and executive officers shall not disparage Robb. For purposes of this Agreement, disparagement does not include (i) compliance with legal process or subpoenas to the extent that only truthful statements are rendered in such compliance attempt, (ii) statements in response to an inquiry from a court or regulatory body, or (iii) statements or comments in rebuttal of media stories or alleged media stories. Nothing contained in this Section 9(c) shall prohibit protected conduct permitted under Section 9(g).

(d)               Representations. Robb has carefully read and considered the provisions of this Section 9 and agrees that the restrictions set forth herein, including, but not limited to, the time period and geographic area of the restrictions and the scope of activities restricted are fair and reasonable and are supported by sufficient and valid consideration, and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, its officers, directors, shareholders, and other employees. Robb acknowledges that the covenants and agreements in this Section 9 are ancillary to and a part of an otherwise enforceable agreement entered into at the time these covenants are made, namely, the agreement concerning provision and confidentiality of Confidential Information. Robb acknowledges that Robb’s agreement to be bound by the restrictive covenants set forth in this Section 9 is a concurrent and material inducement for the Company (i) to enter into the ancillary terms of this Agreement, (ii) to continue Robb’s service to the Company, and (iii) to provide Robb with the promises and consideration set forth in this Agreement. Robb agrees that each ancillary agreement set forth in this Agreement is otherwise enforceable and independently sufficient to support all of the protective covenants in this Section 9. Robb acknowledges that these restrictions will not prevent Robb from obtaining gainful employment in Robb’s occupation or field of expertise or cause Robb undue hardship and that there are numerous other employment and business opportunities available to Robb that are not affected by these restrictions.

(e)                Reformation. Should an arbitrator or court determine that the scope of any of the covenants contained in this Section 9 exceed the maximum restrictiveness such arbitrator or court deems reasonable and enforceable, the parties intend that the arbitrator or court should reform, modify, and enforce the provision to such narrower scope as it determines to be reasonable and enforceable.

(f)                Remedies. Robb acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill and Confidential Information of the Company; and (ii) because of the nature of the business in which the Company Group is engaged and because of the nature of the Confidential Information to which Robb has access, it would be impractical and excessively difficult to determine the actual damages of the Company if Robb breached any of the covenants of this Section 9. Robb acknowledges that the Company would be irreparably injured by a violation of this Section 9 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Robb to perform any of Robb’s obligations under this Section 9. Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 9, to the extent permitted by applicable law, Robb hereby waives the claim or defense that the Company has an adequate remedy at law or that such covenants are unfair or unreasonable, are not supported by sufficient or valid consideration, or impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, and Robb shall not urge in any such claim or defense in any such action or proceeding. Furthermore, in addition to other remedies that may be available (including, without limitation, termination of the Company’s obligation to pay the Advisory Fee), the Company shall be entitled to specific performance and other injunctive relief. If any of the covenants set forth in this Section 9 is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

(g)               Protected Conduct. Nothing contained in this Agreement limits Robb’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each, a “Government Agency”). This Agreement does not limit Robb’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency that is confidential information or a trade secret, without advance approval from or notice to the Company. Robb understands and agrees that any such disclosure of confidential or trade secret information by Robb to a Government Agency shall comply with and not exceed the limitations of what is considered a protected disclosure under the 2016 Defend Trade Secrets Act, 18 U.S.C. § 1833(b) (the “DTSA”). Robb acknowledges that Robb may not be held criminally or civilly liable for a disclosure of a trade secret under state or federal laws, or retaliated against for having made such a disclosure, so long as the disclosure is limited in accordance with the DTSA. In addition, nothing in this Agreement shall be construed to prohibit Robb from using Confidential Information to the extent necessary to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended) or to limit or eliminate Robb’s right to receive an award from a Government Agency for information provided to a Government Agency. This Section 9(g) shall not be deemed to authorize or limit liability for an act by Robb that would otherwise be a crime or illegal absent this Agreement.

10.              Code Section 409A.

(a)                The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, Robb’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Robb, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

(b)               With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments, if not reimbursed sooner, shall be made on or before the last day of Robb’s taxable year following the taxable year in which the expense was incurred.

(c)                In the event that Robb is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company on the Resignation Date) and there are payments made under this Agreement that are subject to Section 409A of the Code, then any such payments or benefits that would otherwise be payable during the six-month period immediately following the Resignation Date will be paid, with interest (as defined in the Plan Agreement), on the first business day after the date that is six months following Robb’s Resignation Date.

(d)               In the event that the Company determines that a provision of this Agreement does not comply with Section 409A of the Code, the Company may modify this Agreement, in the least restrictive manner necessary and without diminution in the value of the payments to Robb, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on Robb pursuant to Section 409A of the Code. Changes in the form or timing of payments under this Agreement shall not be allowed. This Agreement is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Any payments described in this Agreement that are due within the “short-term deferral period” or subject to a “separation pay plan” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise.

11.              Reimbursement of Legal Fees. The Company shall reimburse Robb for the reasonable legal and tax accounting fees and expenses incurred by Robb in connection with Robb’s evaluation and negotiation of the terms of his separation, including this Agreement and the amendment to the Plan Agreement, subject to a maximum aggregate reimbursement of $27,500.

12.              Miscellaneous.

(a)                Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and Robb and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is assignable by the Company and will automatically inure to the benefit of the Company’s successors and assigns without the need for any further approval or action by Robb; provided that, in the event of an assignment by the Company, it shall remain responsible for performance of the obligations of the Company hereunder. Robb’s obligations under this Agreement are personal in nature and therefore, Robb shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(b)               Governing Law; Jurisdiction; Venue. This Agreement is made in the State of Texas and is performable in the State of Texas. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to laws and principles regarding the conflict of laws of such state or any other state. The Company and Robb (i) agree that any suit, action, or legal proceeding arising from or related to this Agreement shall be brought in the courts of record of the State of Texas in Travis County or the court of the United States, Western District of Texas; (ii) consent to the jurisdiction of each such court in any suit, action, or proceeding; and (iii) waive any objection that they may have to the laying of venue of any such suit, action, or proceeding in any of such courts. Service of process on the Company shall be valid through its registered agent for purposes of service of process, and service of legal process on Robb shall be valid through use of United States Postal Service, first class mail, certified receipt requested, or by the use of a nationally recognized package delivery service that provides a reasonable method for confirmation of deliver (such as signature upon receipt) directed to Robb at the address (or addresses) for Robb provided below.

(c)                Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Company and Robb. From and after the date hereof, this Agreement (together with the Plan Agreement, as amended, and the list referenced in Section 9(b)) shall supersede any other agreement between the parties with respect to the subject matter hereof.

(d)               Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Robb:

At the address most recently on the books and records of the Company.

if to the Company:

Whole Foods Market, Inc.
550 Bowie Street
Austin, Texas 78703
Attention: Global Vice President/General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)                Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)                Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WHOLE FOODS MARKET, INC.

By: ___________________________
Name:
Title:

_______________________________
Walter E. Robb, IV

[Signature Page to Separation, Advisory, and Noncompetition Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WHOLE FOODS MARKET, INC.

By: ___________________________
Name: Dr. John B. Elstrott
Title: Chairman of the Board

[Signature Page to Separation, Advisory, and Noncompetition Agreement]